EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 22, 2018, relating to the consolidated financial statements and financial statement schedules of Zoe’s Kitchen, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Zoe’s Kitchen, Inc. and subsidiaries for the year ended December 25, 2017.
/s/ DELOITTE & TOUCHE LLP
Dallas, Texas
June 25, 2018